EXHIBIT NO. (c)(1)




                              PROXY AGREEMENT


          BERKSHIRE HATHAWAY, INC. ("Berkshire") hereby appoints SUBURBAN TRUST COMPANY ("the Bank") as its proxy with respect to all matters for which Berkshire or its subsidiary corporations, National Indemnity Company, National Fire and Marine Insurance Company, Cornhusker Casualty Company and Kerkling Reinsurance Corporation ("the subsidiaries"), have the right to vote shares of the Convertible Preferred and Common Stock of Government Employees Insurance Company ("GEICO") now or hereafter held by Berkshire or the subsidiaries ("the shares"), with such proxy being applicable to each such share of GEICO stock held by Berkshire or the subsidiaries as long as, but only as long as, such share is held by Berkshire or the subsidiaries, subject to the following terms and conditions:

          1. Determination of Shares

          The number of the shares subject to this proxy at the time of its execution is 1,986,953 shares of Convertible Preferred Stock and 1,294,308 shares of Common Stock. Berkshire shall give the Bank notice of any change in the number of the shares subject hereto as promptly as practicable and, in any event, within 10 days of such a change.






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          2. Method of Voting

          (a) In voting the shares on any matter presented to it, the Bank shall be guided solely by its best judgment as to which decision will be in the best interests of Berkshire as an investor and without regard to the status of Berkshire or the subsidiaries as actual or potential competitors of GEICO.

          (b) In reaching its determination on any vote, the Bank shall not discuss that determination with the employees, management, or members of the Board of Directors of Berkshire or the subsidiaries, or with any other proxy for GEICO stock designated by any other insurance company pursuant to any agreement similar to this agreement; provided, that:

          (i) This prohibition shall not prevent Berkshire, through its investment or legal counsel, from communicating in writing to the Bank such information as may be necessary or desirable to inform the Bank from time-to-time as to Berkshire's general investment policies and practices with respect to holdings in preferred and common stock, or Berkshire's general policies and practices with respect to proposals presented by outside shareholders of companies in which it






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     owns voting stock; provided further, however, that except for willful default or bad faith, the Bank shall incur no liability to Berkshire or to any other party in the event a vote it casts hereunder is deemed not consistent with such policies and practices.

          (ii) Berkshire shall retain the right to instruct the Bank in writing not to vote the shares on a specific matter or to vote the shares on a matter in the same proportion as the vote ultimately cast by all other voting shareholders; provided further, however, that the Bank shall in any event vote the shares whenever a failure to vote would result in the absence of a quorum for the conduct of GEICO corporate business.

          (c) Berkshire shall give prompt notice of delivery of any written communication under Paragraph 2(b) to the Superintendent of Insurance of the District of Columbia and to the United States Department of Justice.


          (d) Promptly following the date on which all votes of shareholders on a given matter are tallied by GEICO, the Bank shall inform Berkshire of all action taken by the Bank under this proxy by providing written notice thereof to Berkshire.






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          3. Compensation

          (a) As full and total compensation of the Bank for its services hereunder, Berkshire shall pay to the Bank a fee of $2500, payable $1250 upon the execution of this agreement and $1250 by April 1, 1977; provided, however, that in the event this proxy is terminated pursuant to Paragraph 8 hereof prior to the 1977 annual meeting of GEICO shareholders, the initial payment shall be refunded to Berkshire upon termination; and provided further, that in the event GEICO shareholders are requested during the duration of this proxy to vote upon matters at a special meeting other than the annual meeting of shareholders, Berkshire shall pay the Bank an additional fee of $1000 for voting the stock at each such special meeting.


          (b) In the event that during the duration of this proxy the Bank shall be required to appear before any court or federal, state or local commission, department or agency to testify or give evidence in its capacity as proxy hereunder, Berkshire shall pay the Bank, in addition to the compensation otherwise payable pursuant to Subparagraph 3(a), $50 for each hour each officer, director or employee of the Bank is required to be engaged in such activity, together with actual out-of-pocket expenses incurred in connection therewith.






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          4. Application to Consents

          This proxy shall operate with equal force and effect with respect to all matters for which GEICO solicits the written consent of its shareholders (including any consents required under its Certificate of Incorporation with respect to its Convertible Preferred Stock); provided, that in addition to the written communication permitted under Paragraph 2(b), Berkshire may instruct the Bank in writing as to the customary procedures of Berkshire to be followed in deciding whether or not to grant such consent, subject to satisfaction of the notification requirement of Paragraph 2(c).

          5. Notices and Material Correspondence

          (a) Immediately upon the execution of this proxy, Berkshire shall cause an executed copy thereof, certified by its Secretary or Assistant Secretary, to be sent to the Secretary of GEICO, the Superintendent of Insurance of the District of Columbia, and to the United States Department of Justice. Berkshire shall request the Secretary of GEICO to send to the Bank copies of all material relating to any GEICO meeting of shareholders or to any request for written consent of shareholders. Berkshire shall, from time-to-time, execute such other documents and perform such other acts as shall be necessary to effect the purposes of this






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proxy. In recognizing any vote, proxy, or written consent effected or executed by the Bank on behalf of Berkshire, GEICO may assume full compliance with the terms and conditions hereof unless its Secretary has received, reasonably in advance of such recognition, written notice to the contrary from an officer of Berkshire.


          (b) All material correspondence between Berkshire or the subsidiaries and the Bank shall be in writing. Such correspondence, together with the communications provided for in Paragraphs 2(b) and 4, shall be retained for a period of three years and shall be made available for inspection by the Superintendent of Insurance of the District of Columbia and the Department of Justice upon notice and request.

          6. Indemnification

          Berkshire shall indemnify, defend and hold harmless the Bank from and against any and all claims, losses, liabilities, damages or deficiencies (including, without limitation, reasonable attorneys' fees) arising out of actions of the Bank hereunder. Promptly after receipt by the Bank of any claim or notice of the commencement of any action or proceeding subject to this indemnification, the Bank shall provide written notice thereof to Berkshire.






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          7. Duration

          This proxy shall take effect as of the date of its execution and, unless earlier terminated in the manner indicated in Paragraph 8, shall be applicable to all matters presented to GEICO shareholders from such date up to but not including the second annual meeting of GEICO shareholders to take place after such date. During the period of its duration, the proxy shall apply to all of the shares held by Berkshire or by the subsidiaries, but shall not apply to the shares after they have been sold by Berkshire or by the subsidiaries.

          8. Termination

          (a) Berkshire and the Bank recognize that, as between them, this proxy is revocable at the pleasure of Berkshire, but Berkshire will exercise such right of revocation only upon the occurrence of one or more of the following events:

          (i) Berkshire determines, in its sole discretion, that the Bank is no longer acting in accordance with the procedures set forth in Paragraph 2 above; or

          (ii) Any officer or director of the Bank holds a position of director or officer of GEICO; or






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          (iii) The Superintendent of Insurance of the District of Columbia
     determines that the Bank, or any person authorized to act on its behalf for the purpose of this proxy:

               (A) Owns, controls, or holds with power to vote, whether directly or indirectly, five percent or more of the outstanding voting securities of Berkshire;

               (B) Has outstanding voting securities five percent or more of which are directly or indirectly owned, controlled, or held with power to vote by Berkshire;

               (C) Is directly or indirectly in control of, controlled by, or under common control with Berkshire;

               (D) Is an officer, director, partner, co-partner, or employee of Berkshire;

               (E) Is a member of the immediate family of any natural person who comes within any of the categories set forth in clauses (A) through (D) above;

               (F) Is a person, or a partner or employee of any person, who at any time since the beginning of the last two fiscal years of






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          Berkshire has acted as legal counsel for Berkshire; or

               (G) Has had, at any time since the beginning of the last two fiscal years of Berkshire, such a material business or professional relationship with Berkshire or its principal executive officer as to make it reasonably unlikely that the Bank will be able to act in accordance with the procedures set forth under Paragraph 2.

     For the purpose of enabling the Superintendent to make the determinations referred to in this Subparagraph (iii), Berkshire and the Bank agree to provide such information as to their respective managements, stock ownership, and business affiliates as the Superintendent may reasonably request. No determination shall be made by the Superintendent under clause (G) until Berkshire and the Bank have been given reasonable notice of the pendency of that determination and an opportunity to respond in writing within a reasonable period of time.

          (iv) Any governmental agency or department determines that this proxy or its exercise is not






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     permitted, either by any law over which that agency or department has jurisdiction and to which Berkshire or the subsidiaries are subject, or by any regulation, rule or order thereunder; or

          (v) The Superintendent of Insurance of the District of Columbia, upon application of Berkshire, determines the proxy is to be revoked.

          (b) No termination pursuant to Subparagraphs (i), (ii) and (iv) above shall become effective without the prior approval of the Superintendent of Insurance of the District of Columbia and the United States Department of Justice.

          (c) The Bank shall have the right to terminate this proxy at any time upon the giving of not less than 30 days notice in writing to Berkshire, the Superintendent of Insurance of the District of Columbia, and the United States Department of Justice.

         9. Addresses

         All notices or other communications hereunder to be addressed to Berkshire shall be sent to:

                    Berkshire Hathaway, Inc.
                    1440 Kiewit Plaza
                    Omaha, Nebraska 68131
                    Attention: Warren E. Buffett






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All notices and other communications hereunder to be addressed to the Bank shall be sent to:

                    Suburban Trust Company
                    2601 University Blvd. West
                    Wheaton, Maryland 20902
                    Attention: Thomas F. Lawson

All notices and other communications hereunder to be addressed to the Department of Justice shall be sent to:

                    United States Department of Justice
                    Antitrust Division
                    Washington, D. C. 20530
                    Attention: Assistant Attorney
                    General, Antitrust Division


AGREED TO this 24th day of February , 1977.

                                             Berkshire Hathaway, Inc.

Attest:



-----------------------------               By: --------------------------
Secretary                                       Its Chairman


                                             Suburban Trust Company


Attest:


-----------------------------               By: --------------------------
Assistant Secretary                              Its Senior Trust Officer






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                                 P R O X Y


               The undersigned, as record owner of common and preferred shares of Government Employee Insurance Company owned beneficially by Berkshire Hathaway Inc. and subsidiaries thereof (National Indemnity Company, National Fire and Marine Insurance Company, Cornhusker Casualty Company and Central Fire and Casualty Company, formerly Kerkling Reinsurance Corporation), pursuant to instructions from Berkshire Hathaway Inc., appoints Suburban Trust Company of Maryland its proxy with respect to all common and preferred shares of Government Employees Insurance Company held in its name for which Berkshire Hathaway Inc. or any of its above-named subsidiaries is the beneficial owner, such proxy to be of the same duration as the Proxy Agreement between Berkshire Hathaway Inc. and Suburban Trust Company (attached hereto as an Exhibit) and to be subject to and governed by all the terms and conditions of that Proxy Agreement.

          January 16, 1979.


                                             NIFCO, A Nominee Partnership

                                             By --------------------------
                                                    Donald E. Jorgensen,
                                                     a General Partner



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